UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported):
April 9, 2007

Inter Parfums, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-16469	13-3275609
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

551 Fifth Avenue, New York, New York 10176
(Address of Principal Executive Offices)

212. 983.2640
(Registrant's Telephone number, including area code)

________________________________________________________________________________
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

          On April 9, 2007, New York & Company, Inc. and Inter Parfums,  Inc. entered into an exclusive agreement under which Inter Parfums will design and manufacture a new line of personal care products which will be sold at the New York & Company retail locations and on their website. Pursuant to the agreement, Inter Parfums will be responsible for product development, formula creation, packaging and manufacturing while New York & Company will be responsible for marketing and selling in its stores. In addition, we were granted the right of first refusal to design and manufacture fragrances and home fragrances for New York & Company if it determines to sell such products.

          The agreement has an initial term of five years and six (6) months, and expires on October 8, 2012. However, New York & Company has the right to terminate the agreement after completion of the second (2nd) year of product sales. If New York & Company exercises its early termination right, then it cannot sell the same or similar products for two years after it exercises such right. In addition, the agreement also provides for additional two (2) year optional terms if both parties agree to such extensions.

          The joint press release dated April 9, 2007 of New York & Company and Inter Parfums, which is filed herewith as Exhibit 99.1, is incorporated by reference into this report.

Item 9.01. Financial Statements and Exhibits.

 99.1  Joint press release dated April 9, 2007 of New York & Company, Inc. and Inter Parfums, Inc.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: April 9, 2007

Inter Parfums, Inc. By: /s/ Russell Greenberg Russell Greenberg, Executive Vice President